Rule 424(b)(2)
                                                               File No. 33-64971


                              Public Storage, Inc.

                      Supplement Dated January 23, 1998 to
                       Prospectus Dated December 27, 1995



     The information contained in the Prospectus is supplemented by the following:

     The Company is hereby offering to sell to Policemen and Firemen Retirement System of the City of Detroit 60,394 shares of Common Stock, in exchange for seven units of limited partnership interest in Public Storage Institutional Fund II, a California Limited Partnership, a partnership in which affiliates of the Company are the general partners.